EXHIBIT 99.1

HealthWarehouse.com Reports 2014 Annual Results

(CINCINNATI, OH, April 2, 2015) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS accredited online and mail-order pharmacy licensed in all 50 states, today announced financial results for the year ended December 31, 2014.

For the year ended December 31, 2014, gross margin improved to 59.3%, up from 50.0%, while net loss narrowed by 67.5%, to ($1,783,279) from ($5,489,892). Net sales were $6,129,660 for the year ended December 31, 2014, a 40.1% decrease from the comparable period in 2013, as the Company shed non-profitable business relations in 2014 to focus on the higher margin out of pocket cash prescription market.

For the year ended December 31, 2014, HEWA reported adjusted EBITDAS of ($596,594), vs. adjusted EBITDAS of ($870,207) in the year ended December 31, 2013, an improvement of 31.4%.  The Company believes that Adjusted EBITDAS (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation), a non-GAAP financial measure, is useful in evaluating its operating performance compared to that of other companies in our industry.

Mr. Lalit Dhadphale, HealthWarehouse.com’s President and CEO, commented, “In order to position our Company for sustainable and profitable growth, we made the decision to focus our business efforts on the growing out of pocket prescription market and wind down other non-profitable business relations in late 2013 and 2014.  With continued pressures on employers to contain healthcare costs, consumers are assuming higher co-pays and deductibles, and paying more upfront out of pocket expenses for their prescriptions. This opportunity in the cash prescription market has never been greater.”

“While this transition negatively impacted revenue growth, we continue to realize improved gross margins and operating efficiencies from the implementation of our 2013/2014 initiatives as operating losses continue to shrink.  With these right-sizing measures in place and the completion of the capital raise in the second half of last year, we are turning our attention toward renewing revenue growth through new marketing initiatives and improved customer experience with improvements to our website.  The combination of top line growth and improved operating margins should position us for profitable growth going forward.”

2014 Highlights:

●	Timely filing of all Quarterly and Annual Reports with the Securities & Exchange Commission

●	Equity Raise: Completed private equity raise of approximately $1.65 million, September 2014

●	Senior Debt: Renewal of Senior Debt for six months to September 2015, with ability to extend maturity date to March 2016 by meeting certain financial requirements

●	Inventory: Reduced inventory by 48% or $133,000

●	Accounts Receivable: Reduced accounts receivable by 67% or $206,000

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 • Fax: (888) 870-2808 • www.HealthWarehouse.com

●	Accounts Payable: Including settlements, reduced accounts payable by 23% or $767,000

●	Average Quarterly RX fill time: Improved to 3.2 days from 3.9 days

●	Average Quarterly OTC fill time: Improved to 1.8 days from 11.9 days

●	Relaunch of Website: Relaunched website with responsive design for mobile devices

2014 Details:

●
Net Sales:  Declined by 40.1% compared to 2013, due to the reduction in business-to-business sales and cash flow constraints. Due to cash flow constraints, the Company was unable to consistently expand its advertising efforts to grow its core online prescription business and was not able to maintain over-the-counter inventories to satisfy incoming orders.

●
Gross Margin: Increased from 50.0% in 2013 to 59.3%, primarily due to improvement in the Company’s costs associated with improved vendor purchasing agreements, the elimination of unprofitable business relations, the reduction of lower-margin business-to-business sales relative to total sales and efforts to improve profitability across the entire product line.

●	SG&A Expenses: Declined by 28.9% compared to 2013, primarily due to reductions in legal, salary and contract labor related to warrants issued, freight and health benefits expenses.

●	Net Loss: Declined by 67.5% compared to 2013 as a result of the increased profit margins and reduced operating expenses as detailed above.

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out of pocket prescription market, which is expected to grow to $80 billion in 2015.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 • Fax: (888) 870-2808 • www.HealthWarehouse.com

Use of Non-GAAP Measures

HealthWarehouse.com, Inc. (the "Company") prepares its consolidated financial statements in accordance with the United States generally accepted accounting principles ("U.S. GAAP"). In addition to disclosing financial results prepared in accordance with U.S. GAAP, the Company discloses information regarding adjusted EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting operating loss to exclude interest, depreciation and amortization, adjusted EBITDAS also excludes stock issued for services, and certain other non-cash charges. Adjusted EBITDAS is not a measure of performance defined in accordance with U.S. GAAP. However, adjusted EBITDAS is used internally in planning and evaluating the Company`s performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other shareholders an additional view of the Company`s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results.

Adjusted EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company`s performance. A reconciliation of U.S. GAAP net loss to adjusted EBITDAS is included in the accompanying financial schedules.

Contact

HealthWarehouse.com
Mr. Lalit Dhadphale, CEO
(859) 444-7341

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 • Fax: (888) 870-2808 • www.HealthWarehouse.com